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                                                                  Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             ADFLEX SOLUTIONS, INC.

                                       AT

                              $3.80 NET PER SHARE

                                       BY

                           INNOVEX ACQUISITION CORP.,

                          A WHOLLY OWNED SUBSIDIARY OF

                                 INNOVEX, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, AUGUST 3, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    July 7, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed to act as Information Agent in connection with the offer by Innovex Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Innovex, Inc., a Minnesota corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), including the associated rights (the "Rights," and together with the Common Stock the "Shares"), of ADFlex Solutions, Inc., a Delaware corporation (the "Company"), at a price of $3.80 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated July 7, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF THE COMPANY THAT CONSTITUTES A MAJORITY OF THE TOTAL OF THE THEN OUTSTANDING SHARES (INCLUDING FOR PURPOSES OF THIS CALCULATION ALL SHARES ISSUABLE UPON EXERCISE OF ALL VESTED OPTIONS AND ALL OPTIONS THAT WILL VEST ON OR BEFORE DECEMBER 31, 1999 AND CONVERSION OF CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES (THE "MINIMUM CONDITION")), (II) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS, AND
(III) CERTAIN TERMS AND CONDITIONS SET FORTH IN SECTION 15 OF THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

        1.  Offer to Purchase dated July 7, 1999;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;
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        3.  Letter to Clients which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

        4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach EquiServe, L.P. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

        5. A letter to stockholders of the Company from Neil Dial, President and Chief Operating Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 3, 1999, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation of a Book-Entry Transfer of such Shares, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal.

    If a holder of Shares wishes to tender, but cannot deliver his, her or its Share Certificates or other required documents, or cannot comply with the procedures for Book-Entry Transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

    Purchaser will pay all brokerage fees or commissions or, except as set forth in Instruction 6 to the enclosed Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the "Information Agent").

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

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    Additional copies of the enclosed materials may be obtained from the
Information Agent at (212) 929-5500 or (800) 322-2885.

                                          Very truly yours,

                                          MACKENZIE PARTNERS, INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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